Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Second Quarter 2019 Financial Results

Menlo Park, Calif. – August 6, 2019 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its second quarter ended June 30, 2019.

On April 24, 2019, the Company announced the commercial launch of the Sequel II System and the Single Molecule, Real-Time (SMRT®) Cell 8M chip, and began shipping Sequel II Systems to customers beyond the five early access sites.  As of June 30, 2019, the Company had installed a total of 41 Sequel II Systems, which includes a number of sites with multiple systems installed.

On November 1, 2018, the Company entered into an Agreement and Plan of Merger with Illumina, Inc. (“Illumina”) and FC Ops Corp., a wholly-owned subsidiary of Illumina (the “Merger Agreement”) pursuant to which Illumina will acquire the Company for $8.00 per share of the Company’s common stock in an all-cash transaction and FC Ops Corp. will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Illumina. Completion of the transaction is subject to terms and conditions set forth in the Merger Agreement, including expiration or termination of any waiting periods applicable to the consummation of the Merger under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and clearance under the antitrust laws of certain non-U.S. jurisdictions. The Merger has been notified to the United States Federal Trade Commission (“FTC”) and to the Competition and Markets Authority of the United Kingdom (“CMA”) and is under review by both the FTC and the CMA. The Company and Illumina will continue to work cooperatively with the FTC and the CMA. The Company and Illumina expect the Merger to be completed in the fourth quarter of 2019, at which time the Company will become a wholly owned subsidiary of Illumina and will cease to be a publicly traded company. For the three and six months ended June 30, 2019, the Company recognized approximately $3.8 million and $9.3 million, respectively, in operating expenses in connection with the Merger.

No Conference Call

Given the pending Merger with Illumina, management will not be hosting a conference call to discuss its financial results for the second quarter ended June 30, 2019 and does not expect to do so for future quarters.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel SMRT® Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development and commercialization of products, future uses, quality or performance of, or benefits of using, products or technologies, the commercial launch of the Sequel II System, the expected availability of SMRT® Cell 8M chips, the performance of the Sequel II System, the Merger Agreement and Merger including the expected timing of the completion of the Merger and whether the Merger will be consummated, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in the Company’s Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Product revenue	$21,250	$18,485	$34,707	$34,767
Service and other revenue	3,371	3,093	6,339	6,173
Total revenue	24,621	21,578	41,046	40,940
Cost of Revenue:
Cost of product revenue	11,980	9,858	20,598	18,877
Cost of service and other revenue	3,028	2,858	5,718	5,905
Total cost of revenue	15,008	12,716	26,316	24,782
Gross profit	9,613	8,862	14,730	16,158
Operating Expense:
Research and development	14,910	15,664	30,395	31,975
Sales, general and administrative	19,083	14,943	38,849	29,877
Total operating expense	33,993	30,607	69,244	61,852
Operating loss	(24,380)	(21,745)	(54,514)	(45,694)
Interest expense	(644)	(598)	(1,269)	(1,179)
Other income (expense), net	428	(197)	863	154
Net loss	$(24,596)	$(22,540)	$(54,920)	$(46,719)
Basic and diluted net loss per share	$(0.16)	$(0.17)	$(0.36)	$(0.37)
Shares used in computing basic and diluted net loss per share	152,776	131,882	152,029	127,847

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	June 30,	December 31,
	2019	2018
Assets
Cash and investments	$66,844	$102,354
Accounts receivable	12,123	8,595
Inventory	17,404	17,878
Prepaid and other current assets	2,538	2,832
Property and equipment, net	33,457	34,073
Operating lease right-of-use assets, net	34,175	—
Long-term restricted cash	4,000	4,500
Other long-term assets	41	43
Total Assets	$170,582	$170,275

Liabilities and Stockholders' Equity
Accounts payable	$8,011	$6,736
Accrued expenses	14,107	12,823
Deferred service revenue	8,161	7,427
Operating lease liabilities	47,552	—
Notes payable	15,233	14,659
Deferred rent	—	13,765
Other liabilities	1,764	788
Financing derivative	—	16
Stockholders' equity	75,754	114,061
Total Liabilities and Stockholders' Equity	$170,582	$170,275